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                                                                     Exhibit 4.2


         THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM SUCH REGISTRATION.

No. ___                                                         $_______________

                                    CRAY INC.

                      5% CONVERTIBLE SUBORDINATED DEBENTURE

                              DUE NOVEMBER 6, 2004

         THIS DEBENTURE is one of a series of duly authorized and issued debentures of Cray Inc., a Washington corporation, having a principal place of business at 411 First Avenue South, Suite 600, Seattle, WA 98104 (the "Company"), designated as its 5% Convertible Subordinated Debentures, due November 6, 2004, in the aggregate principal amount of Eight Million Dollars ($8,000,000) (the "Debentures" and this debenture, this "Debenture") pursuant to the Convertible Subordinated Debentures and Warrants Purchase Agreement, as amended from time to time, originally dated November 6, 2001 among the Company, Riverview Group, LLC, Omicron Partners, LP, Laterman & Co. and Forevergreen Partners (the "Purchase Agreement"). CAPITALIZED TERMS NOT DEFINED IN SECTION 17 HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE PURCHASE AGREEMENT.

         FOR VALUE RECEIVED, the Company promises to pay to [ ], or its registered assigns (the "Holder"), the principal sum of _____________ Dollars ($_________________), or such lesser amount reflecting the principal balance then-outstanding, on November 6, 2004 or such earlier date as the Debentures are required or permitted to be repaid as provided hereunder (the "Maturity Date") and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 5% per annum, payable semi-annually, in cash or shares of Common Stock. On each conversion of this Debenture, the Company and the Holder shall agree in writing as to the unconverted principal amount then-outstanding following each such conversion. Subject to the terms and conditions herein, the decision whether to pay interest hereunder in registered shares of Common Stock or cash shall be at the discretion of the Company. Semi-annual interest payments shall be due and payable on April 30 and September 30 of each year, commencing with April 30, 2002. Not less than 10 Trading Days prior to each interest payment date, the Company shall provide the Holder with written notice of its election to pay interest hereunder either in cash or registered shares of Common Stock (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Failure to timely provide such written notice shall be deemed an election by the Company to pay interest in cash. Payment in shares shall be based on the Alternate Conversion Price on the interest payment date. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of Debentures (the "Debenture Register"). All overdue accrued and unpaid interest to be paid in cash hereunder shall entail a late fee at the rate of 18% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) (the "Late Fee") (to accrue daily, from the date such interest is due hereunder through and including the date of payment), payable in cash.

         This Debenture is subject to the following additional provisions:

         Section 1. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

         Section 2. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and the legend set forth on the face of this Debenture. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

         Section 3. Events of Default.

                  (a) "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):


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                           (i) any default in the payment of the principal of,
                  or semi-annual interest on, any Debentures, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise); or

                           (ii) any of the material representations or
                  warranties made by the Company herein, in the Purchase Agreement, the Registration Rights Agreement, or in any agreement or certificate heretofore or hereafter furnished by the Company in connection with the execution and delivery of this Debenture or the Purchase Agreement shall be false or misleading, in light of the circumstances when made, in any material respect at the time made; or

                           (iii) the Company (a) fails to issue Conversion
                  Shares to the Holder or to cause its Transfer Agent to issue Conversion Shares, or, if applicable, cash, upon proper exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, (b) fails to transfer or to cause its Transfer Agent to transfer any certificate for Conversion Shares issued to the Holder as and when required by this Debenture or the Registration Rights Agreement, and such transfer is otherwise lawful, or (c) fails to remove any restrictive legend or to cause its Transfer Agent to transfer any certificate or any Conversion Shares issued to the Holder as and when required by this Debenture, the Purchase Agreement or the Registration Rights Agreement and such legend removal is otherwise lawful, and any such failure described in sub-clauses (a), (b) or (c) shall continue uncured for 10 Trading Days; or

                           (iv) the Company shall fail to perform or observe, in
                  any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under the Purchase Agreement, the Registration Rights Agreement or this Debenture including the payments of interest (other than semi-annual interest payments), liquidated damages and Late Fees, provided the Holder has provided the Company notice and an opportunity to cure within 20 business days of any such event of default under this Section 3(a)(iv); or

                           (v) any governmental agencies or any court of
                  competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and such action shall not be dismissed within sixty (60) days thereafter; or

                           (vi) if any judgment or other claim becomes a lien or
                  encumbrance upon any material portion of the Company's assets; or

                           (vii) the Registration Statement is not declared
                  effective by the SEC


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                  within 180 days from the Closing; or

                           (viii) the Company or its subsidiary (solely for
                  purposes of this sub-section, Cray Federal, Inc. shall be deemed the only subsidiary of the Company) shall commence, or there shall be commenced against any of them a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any of its respective subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any of its respective subsidiaries or there is commenced against the Company or any of its respective subsidiaries any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company or any of its respective subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any of its respective subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company or any of its subsidiaries makes a general assignment for the benefit of creditors; or the Company or any of its subsidiaries shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any of its subsidiaries shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any of its subsidiaries shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any of its subsidiaries for the purpose of effecting any of the foregoing; or

                           (ix) the Common Stock shall be delisted from the
                  Principal Market or suspended from trading on the Principal Market (other than a general suspension of trading of substantially all of the securities on the Principal Market) without resuming trading and/or being relisted or thereon or listed on another Principal Market or having such suspension lifted, in either case, for more than 5 consecutive Trading Days, or an aggregate of 8 Trading Days (which need not be consecutive Trading Days); or

                           (x) the Company shall be a party to any Change of
                  Control Transaction; or

                           (xi) if the effectiveness of the Registration
                  Statement lapses for any reason or the Holder shall not be permitted to resell Registrable Securities (as defined in the Registration Rights Agreement) under the Registration Statement, in either case, for more than 20 Trading Days, in the aggregate, during any 12 month period (excluding any Blackout Period under Section 2(h) of the Registration Rights Agreement).

                  (b) During the time that any portion of this Debenture remains outstanding, if any Event of Default occurs and is continuing, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable in cash, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. The aggregate amount payable upon an Event of Default shall be equal to the Mandatory Redemption Amount Interest shall accrue on the redemption amount hereunder from the 7th calendar day after such amount is due (being the date of an Event of Default) through the date of redemption in full thereof at the rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law), to accrue daily from the date such payment is due hereunder through and including the date of payment. All Debentures and Conversion Shares for which the full redemption price hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

         Section 4. Conversion.

                  (a) Conversion at Option of Holder.

                           (i) At the option of the Holder, this Debenture shall
                  be convertible into Conversion Shares, in whole or in part, at any time and from time to time, after the Original Issue Date (subject to the limitations on conversion set forth in Section 4(a)(ii) hereof). The number of Conversion Shares issuable hereunder shall be determined by dividing (1) the outstanding principal amount of this Debenture to be converted plus all accrued and unpaid interest on such Debenture by (2) $2.35 (the "Set Price"), provided that if the Company has not elected to pay the accrued and unpaid interest on such Debenture in shares of Common Stock, then the number of shares shall be determined by dividing the outstanding principal amount of this Debenture to be converted by the Set Price.

                           (ii) Notwithstanding anything to the contrary
                  contained in Section 4(a)(i) above, at any time commencing 3 months after the Original Issue Date, every 3 months, the Holder shall have the cumulative right to elect to convert up to an outstanding principal amount of this Debenture equal to 25% of the original principal amount of this Debenture and any accrued but unpaid interest hereon (unless the Company elects to pay such accrued and unpaid interest in cash) at such time at a conversion price equal to 94% OF THE AVERAGE OF THE 7 LOWEST VWAPS DURING THE 20 TRADING DAYS IMMEDIATELY PRIOR TO THE CONVERSION DATE (the "Alternate Conversion Price") rather than at the Set Price. Accordingly, beginning on the 4th month after the Original Issue Date, the Holder shall have the right to convert up to 25% of the original principal amount of this debenture at the lower of the Set Price or the Alternate Conversion Price, beginning on the 7th month after the Original Issue Date, the Holder shall have the right to convert up to 50% of the original principal amount of this debenture at the lower of the Set Price or the Alternate Conversion Price, beginning on the 10th month after the Original Issue Date, the Holder shall have the right to convert up to 75% of the original principal amount of this debenture at the lower of the Set Price or the Alternate Conversion Price and beginning on the 13th month after the Original Issue Date, the Holder shall have the right to convert up to 100% of the original principal amount of this debenture at the lower of the Set Price or the Alternate Conversion Price until the Holder no longer holds any part of this Debenture.

                           (iii) Notwithstanding anything to the contrary
                  contained herein, if on any Conversion Date:

                                    (A) the Common Stock is not listed or quoted
                           on a Principal Market;

                                    (B) the Company has failed to timely satisfy
                           its conversion obligations hereunder with respect to Debentures submitted for conversion on such conversion date; or

                                    (C) the issuance of such shares of Common
                           Stock would result in a violation of Sections
                           4(d)(ii).

                           then, at the option of the Holder, the Company, in
                  lieu of delivering Conversion Shares, shall deliver, within 3 Trading Days of each applicable Conversion Date, an amount in cash equal to the product of the number of Conversion Shares otherwise deliverable to the Holder in connection with such Conversion Date and the highest VWAP during the period commencing on the Conversion Date and ending on the Trading Day prior to the date such payment is made, provided that if the Holder elects the remedy provided in this sub-section and in lieu of another remedy with respect to such conversion (subject to timely payment hereunder), it shall not be entitled to declare an Event of Default for the items set forth in Section 4(a)(iii)A-C.

                  (b) Mandatory Conversion. If on the Maturity Date, there remains any principal amount due and payable under this Debenture then the Holder of this Debenture shall convert the then outstanding principal balance due hereunder for Conversion Shares at a conversion price equal to the average of the Closing Prices during the 15 Trading Days immediately prior to the Maturity Date (the "Mandatory Conversion"). Notwithstanding the foregoing, the Holders shall not convert that portion of this Debenture to the extent that such conversion would violate Section 4(d)(ii). To the extent that the Debenture is not converted pursuant to the Mandatory Conversion, the Company shall pay to the Holder the remaining principal amount plus any accrued and unpaid interest in cash on the Maturity Date. At least 5 Trading Days (but not more than 10 Trading Days) prior to the Mandatory Conversion Date, the Company shall provide written notice to the Holder of the Mandatory Conversion. Nothing herein shall preclude the Holder from converting this Debenture to the extent this Debenture remains unpaid and unconverted after the Mandatory Conversion Date.

                  (c) Conversion Procedure.

                           (i) CONVERSION NOTICES. The Holder shall effect
                  conversions by surrendering, if applicable, this Debenture (but only if the Holder is converting the entire outstanding principal amount of this Debenture), together with the form of conversion notice attached hereto (a "Conversion Notice") to the Company. Each Conversion Notice shall specify the principal amount of this Debenture to be converted, the applicable conversion price and, if applicable, the basis for determining the Alternate Conversion Price, and the date on which such conversion is to be effected, which date may not be prior to the date such Conversion Notice is deemed to have been delivered hereunder (a "Conversion Date"). If the Holder is converting less than all of the principal amount represented by this Debenture, the Holder shall convert at least $100,000 in principal amount of this Debenture. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is deemed delivered hereunder. Unless otherwise provided for by the terms hereunder, each Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all of the principal amount represented by this Debenture, it shall not be required to surrender this Debenture but may exercise its right to convert solely by the delivery of a Conversion Notice. If a conversion hereunder cannot be effected in full for any reason, the Company shall honor such conversion to the extent permissible hereunder. At anytime the Holder may elect, upon delivery of this Debenture to the Company, to receive a new Debenture for such principal amount as has not been converted.


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
                  (ii) DELIVERY OF CONVERSION SHARES. Not later than 3 Trading Days after any Conversion Date, the Company will deliver to the Holder, at an address in the United States supplied by the Holder, (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of this Debenture (subject to the limitations set forth in Section 4(d) hereof), (B) if applicable, a new Debenture in a principal amount equal to the principal amount of Debentures not converted (if the Holder elects to surrender this Debenture and a principal amount remains outstanding after conversion), and (C) a bank wire or a bank or certified check in the amount of accrued and unpaid interest (if the Company has timely elected or is required to pay accrued interest in cash). The Company shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the 3rd Trading Day after a Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the principal amount of Debentures tendered for conversion.

                           (iii) FAILURE TO DELIVER CONVERSION SHARES IN A
                  TIMELY MANNER. If the Company fails for any reason to deliver to the Holder such certificate or certificates by the 3rd Trading Day after the Conversion Date in accordance with
                  Section 4(c)(ii), including, (in the event that shares are to be delivered in certificated form) but not limited to, the obligation of the Company to deliver such shares without any restrictive legend, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of principal amount being converted, $50 per Trading Day (increasing to $100 per Trading Day after 3 Trading Days and increasing to $200 per Trading Day 6 Trading Days after such damages begin to accrue) after such third Trading Day until such certificates are delivered; provided, however, in the event the Holder elects to rescind a conversion notice, liquidated damages shall accrue only up to the date of such rescission notice but not thereafter with respect to such rescinded conversion. Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section 3 herein for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holders from seeking to enforce damages pursuant to any other


8
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                  Section hereof or under applicable law. Further, if the
                  Company shall not have delivered any cash due as payment of interest hereon by the third Trading Day after the Conversion Date, the Holder may, by notice to the Company, require the Company to issue shares of Common Stock pursuant to Section 4(a), except that for such purpose the conversion price applicable thereto shall be the lesser of (A) the lesser of the Set Price and the Alternate Conversion Price on the Conversion Date and, (B) the lesser of the Set Price and the Alternate Conversion Price on the date of the Holder's demand. Any such shares will be subject to the provision of this Section.

                           (iv) BUY-IN. In addition to any other rights
                  available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates by the 3rd Trading Day after the Conversion Date in accordance with Section 4(c)(ii), and if after such 3rd Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds
                  (y) the product of (1) the aggregate number of shares of Common Stock that such Holder anticipated receiving from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Debentures with respect to which the market price of the Conversion Shares on the date of conversion was a total of $10,000, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and the basis for determining such amount. Notwithstanding anything contained herein to the contrary, if a Holder requires the Company to make payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and the Company timely pays in full such payment, the Company shall not be required to pay such Holder liquidated damages under Section 4(c)(iii) in respect of the certificates resulting in such Buy-In.

                           (v) OBLIGATION TO HONOR CONVERSIONS. If at any time
                  (A) the Company challenges, disputes or denies the right of the Holder to effect the conversion of this Debenture permitted under this Section 4 into Conversion Shares or, if applicable, cash, or otherwise dishonors or rejects any Notice of Conversion permitted under this Section 4 and properly delivered pursuant to Section 7 or (B) any Company stockholder who is not and has never been an Affiliate (as defined in Rule 405 under the Securities Act) of the Holder obtains a judgment or any injunctive relief from any court or public or governmental authority which denies, enjoins, limits, modifies, delays or disputes the right of the Holder hereof to effect the conversion of this Debenture into Conversion Shares, then the Holder shall have the right, by written notice, to require the Company to promptly redeem this Debenture for cash at a redemption price equal to 120% of the outstanding principal amount hereof and all accrued and unpaid interest hereon. Under any of the circumstances set forth above, the Company shall indemnify and hold harmless the Holder and be responsible for the payment of all costs and expenses of the Holder, including its reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the Holder). In the event a Holder of this Debenture shall elect to convert any or all of the outstanding principal amount hereof, to the extent and in the manner permitted by this Debenture, the Company may not refuse conversion based on any claim that the Holder or any one associated or affiliated with the Holder has been engaged in any violation of law, or any agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Debenture shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 120% of the principal amount of this Debenture outstanding which is subject to the injunction, which bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion permitted hereunder.

                  (d) Conversion Restrictions.

                           (i) BENEFICIAL OWNERSHIP LIMITATION. Notwithstanding
                  anything herein to the contrary, the Holder may not convert this Debenture or receive shares of Common Stock as payment of interest hereunder to the extent such conversion or receipt of such interest payments would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 6) and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of interest on, this Debenture or any other debenture of the Company held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a principal amount of this Debenture that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with this Section. If this Debenture was not surrendered on the Conversion Date, the Company shall provide the Holder written notice of the amount actually converted. If the Holder surrendered this Debenture on the Conversion Date, the Company shall, at the option of the Holder, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess principal amount to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

                           (ii) LIMITATION ON NUMBER OF SHARES ISSUABLE.
                  Notwithstanding anything herein to the contrary, the Company shall not be required to issue to the Holder and any other holders of the Debentures in excess of 8,422,204 shares of Common Stock, in the aggregate, at a price below the market price of the Common Stock on the Closing Date, or such greater number of shares of Common Stock permitted pursuant to Nasdaq Rule 4350(i), as confirmed in writing by counsel to the Company, upon conversion of the Debentures (the "Maximum Aggregate Share Amount"), unless the Company first obtains shareholder approval permitting such issuances in accordance with Nasdaq rules. If the number of shares of Common Stock which would, notwithstanding the limitation set forth herein, be issuable and sold to the Holder equals or exceeds the Maximum Aggregate Share Amount, then, at the sole election of the Holder, in whole or in part, the Company shall either: (i) honor the conversion of this Debenture by the Holder at the lowest possible conversion price which would permit such conversion without violating Nasdaq Rule 4350(i), and/or (ii) redeem the portion of this Debenture submitted to the Company, the conversion of which would exceed the Maximum Aggregate Share Amount, in accordance with Section 5, except that the Company's obligation to make such redemption payments in clause (ii) shall be pro-rata in accordance with Alternate Conversion Price schedule in Section 4(a)(ii) such that, the Company shall be obligated hereunder to redeem up to 25% of the original principal amount of this Debenture, every 3 months, beginning on the 4th month after the Closing Date. By way of example, after the 13th month after the Closing Date, any such redemption payments shall be for the full outstanding principal amount. The Holder shall be entitled to convert this Debenture up to its pro-rata portion of the Maximum Aggregate Share Amount based upon the initial Purchase Price paid for this Debenture. In the event the other holders of the Debentures have elected the second option pursuant to the penultimate preceding sentence, the Holder's pro-rata portion of such maximum amount shall be proportionally increased.

                  (e) Anti-Dilution Provisions.

                           (i) DIVIDENDS, STOCK SPLITS, ETC. If the Company, at
                  any time while this Debenture is outstanding, (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Set Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                           (ii) RIGHTS, OPTIONS, WARRANTS, ETC. If the Company,
                  at any time while this Debenture is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to holders of the Debentures) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Set Price (the "Lower Price"), then the Set Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Set Price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. However, upon the expiration of any such right, option or warrant to purchase shares of the Common Stock the issuance of which resulted in an adjustment in the Set Price pursuant to this Section, if any such right, option or warrant shall expire and shall not have been exercised, the Set Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Set Price made pursuant to the provisions of this Section after the issuance of such rights or warrants) had the adjustment of the Set Price made upon the issuance of such rights, options or warrants been made on the basis of offering for subscription or purchase only that number of shares of the Common Stock actually purchased upon the exercise of such rights, options or warrants actually exercised.

                           (iii) FUTURE ISSUANCES. If the Company or any
                  subsidiary thereof, as applicable with respect to Capital Share Equivalents, at any time while this Debenture is outstanding, shall issue Capital Share Equivalents entitling any Person to acquire shares of Common Stock at a price per share less than the Set Price (if the holder of the Common Stock or Capital Share Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Set Price, such issuance shall be deemed to have occurred for less than the Set Price)(the "Lower Price"), then, the Set Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such Capital Share Equivalent plus the number of Capital Share Equivalents offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such Capital Share Equivalent plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Set Price, provided, that for purposes hereof, all shares of Common Stock that are issuable upon conversion, exercise or exchange of Capital Share Equivalents shall be deemed outstanding immediately after the issuance of such Capital Share Equivalents. Such adjustment shall be made whenever such shares of Common Stock or Capital Share Equivalents are issued. However, upon the expiration of any Capital Share Equivalents the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section, if any such Capital Share Equivalents shall expire and shall not have been exercised, the Set Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Set Price made pursuant to the provisions of this Section after the issuance of such Capital Share Equivalents) had the adjustment of the Set Price made upon the issuance of such Capital Share Equivalents been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such Capital Share Equivalents actually exercised.

                           (iv) NO ADJUSTMENT. No adjustment to the Set Price
                  pursuant to this Section will be made: (A) upon the exercise of any warrants, options, convertible securities or other rights issued and outstanding as of the original issuance date of this Debenture in accordance with the terms of such securities as of such date; (B) upon issuance, grant or exercise of shares, warrants, options or convertible securities to employees, officers, consultants or directors of the Company in accordance with plans approved by the Board of Directors; (C) upon the issuance of shares or other securities of the Company pursuant to an agreement or other written obligation entered into prior to the initial issuance of this Debenture; (D) upon the issuance of shares of Common Stock upon conversion of this or similar Debentures and exercise of Warrants being issued in connection with the issuance of this and similar Debentures; and (E) any securities issued in any firmly underwritten public offering.

                           (v) RIGHTS OF SHAREHOLDERS, ETC. If the Company, at
                  any time while this Debenture is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Set Price at which this Debenture shall thereafter be convertible shall be determined by multiplying the Set Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Closing Price determined as of the record date mentioned above, and of which the numerator shall be such Closing Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                  (f) Miscellaneous.

                                    (i) All calculations under this Section 4
                           shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. No adjustments in the Set Price shall be required if such adjustment is less than $0.01, provided, however, that any adjustments which by reason of this Section are not required to be made shall be carried forward and taken into account in any subsequent adjustment.


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
                                    (ii) Whenever the Set Price is adjusted
                           pursuant to Section 4(e), the Company shall promptly mail to each Holder a notice setting forth the Set Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                                    (iii) The Company covenants that it will at
                           all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Debenture and payment of interest on this Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section
                           4) upon the conversion of the outstanding principal amount of this Debenture and payment of interest hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued, fully paid and nonassessable.

                                    (iv) Upon a conversion hereunder, the
                           Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Closing Price at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                                    (v) The issuance of certificates for shares
                           of the Common Stock on conversion of this Debenture shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         Section 5. Redemption.

                  (a) Optional Redemption by the Company. The Company shall have the right, at any time after the Effective Date, upon 10 Trading Days' notice to the Holder (an "Optional Redemption Notice" and the date such notice is received by the Holder, the "Notice Date"), to redeem no less than the entire principal amount of this Debenture then held by the Holder, at a cash price equal to, (i) if the Notice Date occurs within the 6 month period immediately following the Closing Date, 105% of the principal amount outstanding of this Debenture plus any accrued but unpaid interest hereon, and (ii) if the Notice Date occurs after the 6 month period immediately following the Closing Date, 110% of the principal amount outstanding of this Debenture plus any accrued but unpaid interest hereon (the "Optional Redemption Price". The Company may only deliver an Optional Redemption Notice to the Holder if, on the Notice
         Date: (i) either there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Conversion Shares issued to the Holder and all of the Conversion Shares as are issuable to the Holder upon conversion in full of the Debentures subject to the Optional Redemption Notice or all of such issued or issuable Conversion Shares may be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter, addressed and delivered prior to the Notice Date to the Company's transfer agent in the form and substance acceptable to the Holders and such transfer agent, and (ii) the Common Stock is listed for trading on a Principal Market. If any of the foregoing conditions shall cease to be in effect during the period between the Notice Date and the date the Optional Redemption Price is paid in full, then the Holders subject to such redemption may elect, by written notice to the Company given at any time after any of the foregoing conditions shall cease to be in effect, to invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. The Holders may convert any portion of the outstanding principal amount of the Debentures subject to an Optional Redemption Notice prior to the date that the Optional Redemption Price is due and paid in full.

                  (b) Redemption Procedure. The Optional Redemption Price is due on the 10th Trading Day following the Notice Date. If any portion of the Optional Redemption Price shall not be paid by the Company by expiration of such 10th Trading Day, interest shall accrue thereon at the rate of 18% per annum (or the maximum rate permitted by applicable law, whichever is less) until the Optional Redemption Price plus all such interest is paid in full. In addition, if any portion of the Optional Redemption Price remains unpaid after such date, the Holders subject to such Redemption may elect, by written notice to the Company given at any time thereafter, to invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If a Holder elects to invalidate such redemption the Company shall promptly, and, in any event, not later than 3 Trading Days from receipt of such Holder's notice of such election, return to such Holder all of the Debentures for which the Optional Redemption Price shall not have been paid in full.

         Section 6. Dividends, Mergers, Consolidations, Reclassifications, Etc.

                  (a) Notice of Certain Events. If (i) the Company shall declare a dividend (or any other distribution) on the Common Stock; (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (iii) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (iv) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (v) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Debentures, and shall cause to be mailed to the Holder at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert this Debenture during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

                  (b) Change of Control. In case of any Change of Control, the Holder shall have the right to either (i) declare an Event of Default,
         (ii) convert its aggregate principal amount of Debentures then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate principal amount of Debentures could have been converted immediately prior to such merger, consolidation or sale would have been entitled, or (iii) in the case of Change of Control involving a merger in which the Company is not the surviving corporation or a consolidation, (A) require the surviving entity to issue convertible subordinated debentures in such face amount equal to the aggregate principal amount of Debentures then held by the Holder, plus all accrued and unpaid interest and other amounts owing thereon, which newly issued debentures shall have terms identical (including with respect to conversion) to the terms of this Debenture and shall be entitled to all of the rights and privileges of a Holder of this Debenture and the agreements pursuant to which this Debenture was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock or other securities issuable upon conversion thereof), and (B) simultaneously with the issuance of such convertible subordinated debentures, shall have the right to convert such instrument only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger or consolidation. In the case of clause
         (iii), the conversion price applicable for the newly issued convertible subordinated debentures shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Set Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holders the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events. The terms of any agreement to be executed in connection with any Change of Control transaction shall include terms requiring any successor or surviving entity to comply with the provisions of this Section.

                  (c) Reclassification. In case of any reclassification of the Common Stock (other than a change in par value or a change from par value to no par value) or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holder shall have the right thereafter to, at its option,
         (i) to convert, at any time, in whole or in part, the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Holder of this Debenture shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture could have been converted immediately prior to such reclassification or share exchange would have been entitled, or (ii) to cause the Company to exercise its right to redeem the aggregate outstanding principal amount of this Debenture, plus all interest and other amounts due and payable thereon, pursuant to Section 5. The entire redemption price due hereunder shall be paid in cash. This provision shall similarly apply to successive reclassifications or share exchanges.

         Section 7. Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Company, at 411 First Avenue South, Suite 600, Seattle, WA 98104, fax: (206) 701-2218, attention Chief Financial Officer, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 4:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

         Section 8. Subordination

         (a) Agreement of Subordination. The Company covenants and agrees, and the Holder, by its acceptance hereof, likewise covenants and agrees, that the payment of the principal of and interest on and other payments due pursuant to this Debenture are each hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment and/or cancellation (as shall be appropriate) in full of all Senior Indebtedness. The provisions of this
Section 8 shall automatically terminate upon the indefeasible payment in full in cash or cash equivalents of all Senior Indebtedness due and owing by the Company to the Senior Lender.

         The provisions of this Section 8 are made for the benefit of Senior Lender, and Senior Lender shall, at any time, be entitled to enforce such provisions against the Company or the Holder of this Debenture. Senior Lender shall not be deemed to owe any fiduciary duty or any other obligation to the Holder of this Debenture now or at any time hereafter.

         (b) Terms of Subordination.

                  (i) In the event of (x) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relative to the Company or its creditors or its property, (y) any proceeding for voluntary liquidation, dissolution or other winding up of the Company whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the assets of the Company, then and in any such event:

                  (A) all Senior Indebtedness (including all interest that but for the provisions of the Bankruptcy Code would have accrued on such Senior Indebtedness after the date of filing a petition or other action commencing any such proceeding) shall first be paid in full in cash or cash equivalents, or have provision made for payment and/or cancellation (as shall be appropriate) in full to the reasonable satisfaction of Senior Lender, before the Holder is entitled to receive any payment (other than securities upon conversion or issuance under this Debenture) on account of the principal of or premium, if any, or interest on the indebtedness evidenced by this Debenture, and

                  (B) any payment or distribution of assets of the Company of any kind or character, whether in cash or cash equivalents, property or securities (other than securities upon conversion or issuance under this Debenture and other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, provided the rights of Senior Lender are not altered by such reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in this Section 8 with respect to this Debenture, to the payment of all Senior Indebtedness at the time outstanding and to the payment of all securities issued in exchange therefor to Senior Lender at the time outstanding), to which Holder would be entitled except for the provisions of this Section 8, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to Senior Lender or its representative, to the extent necessary to make payment of and/or to cancel (as may be appropriate) in full all Senior Indebtedness remaining unpaid and/or outstanding (as the case may be), after giving effect to any concurrent payment or distribution, or provision therefor, to Senior Lender.

         (ii) In the event and during the continuation of any Senior Default, or if there is no Designated Senior Excess Availability after giving effect to any payment made in respect of the indebtedness evidenced by this Debenture, provided, however, that the Holder has been given written notice thereof and the basis therefor, then, unless and until such Senior Default shall have been cured or waived or shall have ceased to exist or there is Designated Senior Excess Availability after giving effect to any such payment, no payment shall be made by the Company and no application of funds shall be made with respect to the principal of or interest on this Debenture, the redemption of this Debenture pursuant to Section 4(c)(v), or any other payment of funds under this Debenture or under any of the agreements relating to the issuance of the Debenture, provided, however, that the Holder may demand and the Company may pay at any time and from time to time liquidated damages and Late Fees pursuant to Sections 4(a)(iii), 4(c)(iii) and 4(c)(iv) of this Debenture and Section 2(f) of the Registration Rights Agreement of even date by and among the Company and the holders of this Debenture and the other Debentures even if a Senior Default exists and/or there is no Designated Senior Excess Availability at the time of such payment(s), but only so long as, of the date of such payment by the Company, the Holder (or the holder of any other Debenture) has not declared that an Event of Default exists under Section 3 of this Debenture or such other Debenture, and provided, further, that the Senior Lender has not accelerated the Senior Indebtedness. If, however, no Senior Default then exists and there is Designated Senior Excess Availability after giving effect to any such payment, nothing herein shall prohibit the Company from making and the Holder from receiving a payment in respect of a regularly scheduled principal or interest payment, redemption payments under Section 4(c)(v) or liquidated damages or Late Fees that are due that but for the occurrence of a Senior Default or the lack of the Designated Senior Excess Availability would have been made on its originally scheduled payment date or due date of such payment hereunder, as the case may be.

         (iii) In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities upon conversion or issuance under this Debenture and other than securities of the Company or any other entity provided for by a plan of reorganization or readjustment, provided that the rights of Senior Lender are not altered by such reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in this
Section 8 with respect to this Debenture, to the payment of all Senior Indebtedness at the time outstanding and to the payment of all securities issued in exchange therefor to Senior Lender at the time outstanding), shall be received by Holder during the continuance of any event specified in Sections 8(b)(i) or 8(b)(ii) prohibiting such payment and before all Senior Indebtedness is paid in full in cash and/or canceled (as may be appropriate), or provision made for its payment to the reasonable satisfaction of Senior Lender of the Senior Indebtedness, such payment or distribution (subject to Section 8(e)) shall be immediately paid by Holder over to Senior Lender for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution, or provision therefor, to Senior Lender.

         (iv) Subject to the payment in full in cash and/or cancellation (as may be appropriate) of all Senior Indebtedness and the irrevocable and complete termination of all commitments and obligations to issue or fund any Senior Indebtedness (and not before such time), Holder shall be subrogated to all rights of Senior Lender to receive payments or distributions of cash, property or securities (other than securities upon conversion or issuance under this Debenture) of the Company applicable to the Senior Indebtedness until this Debenture and all other obligations owed to Holder by the Company shall be paid in full; and, for purposes of such subrogation, no payments or distributions to Senior Lender of cash, property or securities distributable or paid over to Senior Lender under the provisions hereof to which Holder would be entitled except for the provisions of this Section 8 shall, as between the Company, its creditors other than Senior Lender, and Holder, be deemed to be a payment by the Company to or account of the Senior Indebtedness, it being understood that the provisions of this Section 8 are and are intended solely for the purpose of defining the relative rights of Holder and Senior Lender.

         (v) Nothing contained in this Section 8 or elsewhere in this Debenture is intended to or shall impair, as between the Company, its creditors other than Senior Lender (and the persons and entities committed or obligated to issue or fund any Senior Indebtedness), and Holder, the obligation of the Company, which is absolute and unconditional, to pay to Holder the principal and interest hereon and other payments required hereby (and to honor all conversions and issuances of securities under this Debenture), as and when the same shall become due and payable in accordance with the terms hereof, or is intended to or shall affect the relative rights of Holder and other creditors of the Company other than Senior Lender (and the persons and entities committed or obligated to issue or fund any Senior Indebtedness), nor shall anything in this Debenture, except to the extent provided below, prevent Holder from exercising all remedies otherwise permitted by applicable law upon the happening of any Event of Default under this Debenture, subject to the rights, if any, under this Section 8 of Senior Lender (and the persons and entities committed or obligated to issue or fund any Senior Indebtedness) in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

         (vi) Except as otherwise provided below, unless and until the Senior Indebtedness has been paid and discharged in full in cash, the Holder shall not, without the prior written consent of Senior Lender, which Senior Lender may give or withhold in its sole discretion, directly or indirectly take any of the following actions (each an "Enforcement Action"):

                           (A) Commence any lawsuit or legal proceeding against
                  the Company to collect the Junior Indebtedness;

                           (B) Seek to attach any asset of the Company, or seek
                  the appointment of a liquidator, trustee, conservator, receiver, keeper or custodian for the Company or any of its assets;

                           (C) Commence or join in the commencement of
                  involuntary bankruptcy or insolvency proceedings against the Company unless failure to join could materially prejudice Holder's rights in such proceeding; or

                           (D) Take any other enforcement action against the
                  Company with respect to the Junior Indebtedness;

provided, however, that, if an Event of Default under this Debenture shall have occurred and be continuing (or Holder is otherwise entitled to enforce any rights hereunder, including its right to receive liquidated damages or Late
Fees) and so long as Holder has not received written notice from the Senior Lender that a Senior Default has occurred or is continuing or there is no Designated Senior Excess Availability, which notice shall include the basis therefor (any such written notice a "Standstill Notice"), then the Holder may, to the extent the Holder is legally entitled to do so, undertake any Enforcement Action; provided, further, however, that if Holder has received a Standstill Notice, then for a period commencing on the date of the receipt by Holder of the Standstill Notice and ending on the earliest of (a) the waiver of the Senior Default, (b) the receipt by Holder of the written consent of Senior Lender, or
(c) the date that is 180 days immediately following Holder's receipt of the Standstill Notice, Holder shall not take any Enforcement Action except and to the extent the Holder is permitted, pursuant to Section 8(b)(ii) above, to demand and receive liquidated damages and Late Fees under Section 8(b)(ii) above.

Notwithstanding anything in this Section 8 to the contrary, nothing herein shall limit or restrict the Holder's right to continue any action commenced or taken prior to receipt of a Standstill Notice to collect liquidated damages and Late Fees and the proceeds representing liquidated damages and Late Fees received by the Holder for any such action commenced or taken prior to receipt of such Standstill Notice shall not be subrogated under this Section 8, provided that the Holder's rights as described above in this sentence shall not be effective if the Senior Lender has accelerated the Senior Indebtedness, nor shall limit or restrict the Holder's rights to file proofs of claim against the Company in any proceeding described in sub-clause (B) or (C) above, with copies thereof being sent to the Senior Lender promptly after such filing.

         (vii) The Company shall give prompt written notice to Holder of any Senior Default or any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, assignment, marshalling of assets or similar proceedings of the Company within the meaning of this Section 8.

         Upon any payment or distribution of assets of the Company referred to in this Section 8, Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending or a certificate of the liquidating trustee or agent or other person making any distribution to Holder for the purpose of ascertaining the persons entitled to participate in such distribution, Senior Lender and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 8.

         (viii) Except as expressly provided herein, the Senior Lender may, at any time and from time to time, without impairing or releasing the subordination herein made, change the manner, place or terms of payment, or change or extend the time of payment of or renew, increase the amount of or alter the Senior Indebtedness or the commitment or obligation to issue or fund any Senior Indebtedness, or amend or supplement in any manner any instrument evidencing the Senior Indebtedness or the commitment or obligation to issue or fund any Senior Indebtedness, any agreement pursuant to which the Senior Indebtedness was issued or incurred or any instrument securing or relating to the Senior Indebtedness or the commitment or obligation to issue or fund any Senior Indebtedness; release any person liable in any manner for the payment or collection of the Senior Indebtedness; exercise or refrain from exercising any rights in respect of the Senior Indebtedness against the Company or any other person; apply any money or other property paid by any person or released in any manner to the Senior Indebtedness; accept or release any security for the Senior Indebtedness; sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; or exercise or refrain from exercising any rights against the Company or any other person, provided, however, that the Senior Lender and the Company shall not, without the prior written consent of the Holder, increase the principal amount of the Senior Indebtedness above $14,000,000; all without thereby impairing in any respect the rights of the Senior Lender as provided in this Section 8.

         (ix) Notwithstanding anything to the contrary in any other agreement to which Holder is a party or of which Holder is a beneficiary, Holder agrees and acknowledges that, subject to the terms of this Debenture:

                           (A) Holder shall not take any security interest in,
                  mortgage, pledge, assignment or transfer of any properties of the Company, or any other person to secure or satisfy any of the Junior Indebtedness;

                           (B) Holder shall not take any action to challenge the
                  validity, enforceability, amount or priority of the Senior Liens, or induce any other entity to take such an action or cooperate with any other entity in taking such an action;

                           (C) Holder has no right to direct Senior Lender to
                  exercise any right, remedy or power with respect to the collateral securing the Senior Debt and Senior Lender shall be free to take all actions whatsoever in respect of such collateral without consent of Holder; and

                           (D) Holder will not institute any Enforcement Action
                  against Senior Lender seeking damages from it, or other relief, by way of specific performance, injunction or otherwise, with respect to any action with respect to the collateral securing the Senior Indebtedness taken or omitted by Senior Lender in accordance with the provisions of this
                  Section 8

         (xi) Without limiting the foregoing, Holder hereby expressly and unconditionally waives any right to affect the order or manner in which Senior Lender exercises its remedies (whether at law, in equity or pursuant to any agreement with the Company or any other party) or the selection of property against which Senior Lender exercises its remedies, and knowingly waives and disclaims the benefit of any provision of law or equity affording to Holder (directly or as third party beneficiary) any such right. In particular, Holder knowingly waives and disclaims the benefits of any principle of "election of remedies" or marshalling and acknowledges that Senior Lender's remedies are cumulative.

         (c) Notices to Other Lender; Right to Cure Senior Payment Default.

         (i) Senior Lender shall notify Holder of: (i) any Senior Payment Default concurrently with Senior Lender's notification to the Company; (ii) Senior Lender's commencement of its exercise of remedies following any Senior Default; (iii) any increase in the Maximum Revolver Amount (as defined in the Senior Loan Documents); or (iv) the creation of any other credit facility for the Company not contemplated by the Senior Loan Documents.

         (ii) Holder shall notify Senior Lender in writing of any default or Event of Default under this Debenture concurrently with Holder's notification to the Company.

         (iii) Senior Lender will allow Holder, at Holder's option, within 5 days following notice to Holder of a Senior Payment Default, to cure said Senior Payment Default by paying to Senior Lender, in cash, the Senior Indebtedness in full, including without limitation the Applicable Prepayment Premium (as such term is defined in the Senior Loan Documents); provided, however, that Holder's cure shall consist only of payment of all sums due under the Senior Loan Documents prior to acceleration of the Senior Indebtedness by Senior Lender if and only if Senior Lender has not, prior to receipt of such cure payment from Holder, accelerated the Senior Indebtedness.

         (d) No Waiver of Subordination Provision. No right of Senior Lender to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, by Senior Lender, or by any noncompliance by the Company with the terms, provisions and covenants of this Debenture, regardless of any knowledge thereof that Senior Lender may have or be otherwise charged with.

         (e) Payments to Holder. Nothing contained in this Section 8 or elsewhere in this Debenture, shall, however, affect the obligation of the Company to make, or prevent the Company from making, at any time, except as provided in Section 8(b), payments of principal of or premium, if any, or interest on, and other payments due under this Debenture.

         (f) Authorization of Holder to the Company. Holder by its acceptance hereof irrevocably authorizes and directs the Company on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Section 8 and appoints the Company its attorney-in-fact for such purpose. This authorization and appointment shall be effective only after the Senior Lender has requested in writing, copy to the Company, the Holder to take such necessary or appropriate action and Holder has failed to take such action for a period of not less than five business days, and Senior Lender has so notified the Company in writing, copy to the Holder, of such request and failure.

         (g) Securities Issuable to Holder. Notwithstanding anything herein to the contrary, nothing herein shall restrict, delay or otherwise affect the Holder's right to receive securities upon any conversion or issuance under this Debenture.

         (h) All Provisions of Debenture Qualified by Section 8. Notwithstanding anything herein contained to the contrary, all the provisions of this Debenture shall, except as otherwise provided herein, be subject to the provisions of this
Section 8, so far as the same may be applicable thereto.

         (i) Definitions. For purposes of this Section 8 only, the following terms have the indicated meanings:

         "Availability" shall be used as defined in the Senior Loan Agreement.

         "Bankruptcy Code" shall mean the United States Bankruptcy Code, 11 United States Code 101 et seq., or any successor statute thereto.

         "Designated Senior Excess Availability" shall mean "Excess Availability" of not less than $1,000,000.

         "Excess Availability" means the amount, as of the date of any determination thereof is to be made, equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower aged in excess of historical levels with respect thereto and all book overdrafts in excess of historical practices with respect thereto, in each case as determined by Senior Lender in its Permitted Discretion (as defined in the Senior Loan Documents).

         "Junior Indebtedness" shall mean the principal and interest heretofore or hereafter evidenced pursuant to this Debenture.

         "Senior Default" shall mean an "Event of Default" as that term is defined in the Senior Loan Documents.

         "Senior Payment Default" means any Senior Default consisting of a failure to pay Senior Lender any portion of the Senior Indebtedness when due following any applicable grace periods.

         "Senior Indebtedness" shall mean all "Obligations," as that term is defined in the Senior Loan Documents, of Borrower now or hereafter due Senior Lender together with any increases, refundings, refinancings, renewals, rearrangements or extensions of and amendments, modifications and supplements thereto.

         "Senior Lender" shall mean Foothill Capital Corporation, a California corporation, and its successors and assigns, or Wells Fargo Bank N.A.

         "Senior Liens" shall mean, collectively, the liens and security interests granted to Senior Lender pursuant to the terms of the Senior Loan Documents.

         "Senior Loan Documents" means that certain Loan and Security Agreement, between Borrower and Senior Lender, dated as of March 28, 2001, and the other "Loan Documents" referred to and defined therein, as now in effect or hereafter amended, restated, modified or supplemented from time to time, in accordance with the provisions hereof, or any similar agreement between the Company and Wells Fargo Bank N.A..

         Section 9. Company's Obligations. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This

Debenture is a direct obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein. As long as this Debenture is outstanding, the Company shall not and shall cause it subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities other than as to the Conversion Shares to the extent permitted or required under the Purchase Agreement or this Debenture; or (iii) enter into any agreement with respect to any of the foregoing. THE COMPANY MAY ONLY VOLUNTARILY PREPAY THE OUTSTANDING PRINCIPAL AMOUNT ON THE DEBENTURES IN ACCORDANCE WITH SECTION 5 HEREOF.

         Section 10. Rights as Holder. This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

         Section 11. Replacement Debentures. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

         Section 12. Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. The Company and the Holder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Each of the Company and the Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under this instrument and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

         Section 13. Waivers. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

         Section 14. Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Debentures as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

         Section 15. Non Trading Days. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

         Section 16. Headings. The headings used in this Debenture are used for convenience only and are not to be considered in construing or interpreting this Debenture.

         Section 17. Definitions. For the purposes hereof, the following terms shall have the following meanings:

                  (a) "Alternate Conversion Price" shall have the meaning ascribed to such term in Section 4(a)(ii).

                  (b) "Buy In" shall have the meaning assigned to such term in
         Section 4(c)(iv).

                  (c) "Change of Control Transaction" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company in a transaction or series of transactions not approved by the board of directors of the Company, (ii) a replacement at one time or over time of more than one-half of the members of the

         Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the consolidation or merger of the Company with or into another entity (other than a merger or consolidation of a subsidiary of the Company into the Company or the Company into a wholly-owned subsidiary of the Company) where (A) the shareholders of the Company immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such consolidation or merger immediately following such transaction or (B) the common stock of such surviving corporation is not listed for trading on the Nasdaq National Market System, the New York Stock Exchange or the American Stock Exchange immediately after the completion of such transaction, (iv) the sale of all or substantially all of the assets of the Company in one or a series of related transactions, or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii),
         (iii) or (iv).

                  (d) "Conversion Date" shall have the meaning ascribed to such term in Section 4(c).

                  (e) "Conversion Notice" shall have the meaning ascribed to such term in Section 4(c).

                  (f) "Conversion Shares" means the shares of Common Stock issuable upon conversion of Debentures or as payment of interest in accordance with the terms hereof.

                  (g) "Debenture(s)" shall have the meanings ascribed to such terms in the opening paragraph of this Debenture.

                  (h) "Debenture Register" shall have the meaning ascribed to such term in the second opening paragraph of this Debenture.

                  (i) "Event of Default" shall have the meaning ascribed to such term in Section 3(a)

                  (j) "Holder" shall have the meaning ascribed to such term in second opening paragraph of this Debenture.

                  (k) "Mandatory Conversion" shall have the meaning ascribed to such term in Section 4(b).

                  (l) "Mandatory Conversion Date" shall have the meaning ascribed to such term in Section 4(b).

                  (m) "Mandatory Redemption Amount" for any Debentures shall equal the sum of (i) the greater of (A) 120% of the principal amount of Debentures to be prepaid, plus all accrued and unpaid interest thereon, and (B) the principal amount of Debentures to be prepaid, plus all accrued and unpaid interest thereon, divided by the then applicable conversion price on the date of acceleration multiplied by the Closing Price on (x) the date the Mandatory Redemption Amount is demanded or otherwise due or (y) the date immediately prior to the date the Mandatory Redemption Amount is paid in full, whichever is greater, and
         (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Debentures.

                  (n) "Maturity Date" shall have the meaning ascribed to such term in the second opening paragraph of this Debenture.

                  (o) "Maximum Aggregate Share Amount" shall have the meaning ascribed to such term in Section 4(d)(ii).

                  (p) "Notice Date" shall have the meaning ascribed to such term in Section 5(a).

                  (q) "Optional Redemption Notice" shall have the meaning ascribed to such term in Section 5(a).

                  (r) "Optional Redemption Price" shall have the meaning ascribed to such term in Section 5(a).

                  (s) "Original Issue Date" shall mean the date of the first issuance of the Debentures regardless of the number of transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debenture.

                  (t) "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                  (u) "Purchase Agreement" Shall have the meaning ascribed to such term in the first paragraph of this Debenture.

                  (v) "Set Price" shall have the meaning ascribed to such term in Section 4(a)(i).

                  (w) "VWAP" shall mean the daily volume weighted average price of the Common Stock on the Principal Market as reported by Bloomberg Financial L.P. using the VAP function on the date in question.


30
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                             SIGNATURE PAGE FOLLOWS]




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                  IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

                                    CRAY INC.

                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:



                                                           Convertible Debenture

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Debenture)

The undersigned hereby elects to convert the attached Debenture into shares of common stock, $.01 par value per share (the "Common Stock"), of Cray Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

                            Date to Effect Conversion

                            Principal Amount of Debentures to be Converted

                            Number of shares of Common Stock to be Issued

                            Conversion Price

                            Signature

                            Name

                            Address



                                      -33-

                                                           Convertible Debenture